Exhibit 10.43

MANAGEMENT CONSULTING SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is entered into as of this [•] day of [•], 2019, by and between ROSE MANGEMeNT GROUP LLC, a Delaware limited liability company (“Consultant”), and HELIX TCS, INC., a Delaware corporation (“Company”).

RECITALS

WHEREAS, the Company desires to enter into this Agreement to retain Consultant to provide management and consulting services to facilitate and enhance the efficiency of the Company’s business operations; and

WHEREAS, Consultant desires to provide such services, upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the recited premises and the agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Engagement. The Company hereby engages Consultant to act as servicer to the Company on the terms set forth in this Agreement, and Consultant hereby accepts such engagement.

2.       Scope of Services.

A.       Subject to the terms herein, Consultant shall provide management and consulting services (collectively, the “Services”) to the Company including:

(i)       capital and operational advisory services;

(ii)       merger & acquisition / sale & liquidity advisory services;

(iii)       management consulting services;

(iv)       strategic advisory services,

(v)       financial strategy services; and

(vi)       Data analysis advisory services.

B.       In connection with the foregoing Services:

(i)       the Consultant shall make available or work with the Company, in good faith, to secure and meet the Company’s capital market and financing needs on an annual basis, for the Company to achieve its operating budget / goals while maintaining commercially reasonable levels of liquidity. For sake of clarity, it is recognized by Consultant that its fee, subject to the terms outlined in Section 4, will only be paid if the Company is solvent as agreed in good faith by the Company and the Consultant. Notwithstanding the prior sentence, Consultant will be entitled to its full annual fee, paid in the agreed monthly installments, if Consultant is directly responsible for sourcing at least $1,250,000 in capital for the Company in any given 12 month period;

(ii)       the Consultant shall timely respond to the Company’s requests for information, review and analysis of documents, and other similar requests for Services within three (3) Business Days (as defined below) and work with the company in good faith to deliver all requests made by the Company in a commercially appropriate timeframe, but in any case in such time as the Company can meet its operational and regulatory obligations;

(iii)       those employees of the Consultant that are members of the Board of Directors of the Company shall respond to all matters put to the Company’s directors within two (2) Business Days, or more quickly if the circumstances of the Company reasonably require, by either providing their vote / opinion on the matter, or providing the Consultant’s outstanding questions or further required deliverables, as needed. Consultant will respond to all requests from the Board of Directors of the Company in a commercially reasonable time frame, subject to Consultant honoring all of its fiduciary responsibilities, but in any case in such time as the Company can meet its operational and regulatory obligations;

(iv)       the Company shall have reasonable access to the use of Consultant’s employees for the Services, including access to Consultant’s analysts to perform analyses in connection with the Services. Reasonable access to the use of Company’s resources not to exceed $250,000 in value, as determined in good faith and reasonable judgment, as agreed to by the Company and the Consultant, in any 12 month period;

(v)       upon request by the Company, Consultant will assist in evaluating acquisition opportunities within the time frame reasonably agreed by both the Company and Consultant;

(vi)       upon request by the Company, Consultant shall provide its best efforts to assist the Company in investor relations and public relations initiatives of the Company; and

(vii)       Consultant shall use its best efforts to identify and refer opportunities to grow sales to the Company.

For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday or other day in which banks in New York City, New York are authorized or obligated to close.

3.       Non-Compete. Consultant and its affiliates will not work with, or support, or otherwise engage in business dealings with competitors of the Company. With regards to investing, the Company recognizes that Consultant is an ongoing investment firm, however, if Consultant’s investment would be deemed in direct competition to the Company, Consultant would require Company approval, not to be unreasonably withheld.

4.       Compensation. In consideration of the Services rendered under this Agreement, the Company shall pay to Consultant $20,830.00 per month in arrears (the “Monthly Fee”) for every month during the term of this Agreement, payable on the 10th day of each subsequent month electronically by ACH. Notwithstanding the foregoing, if the Company reasonably determines in its good faith judgment that paying the Monthly Fee for a particular month would have an adverse impact on the Company’s ability to operate due to a cash shortage, then the Monthly Fee for such month shall be waived but shall accrue as a liability of the Company to be paid to the Consultant as agreed in good faith by the Company and the Consultant. Payments for the first and last month of this Agreement, if such months are for less than a full month, shall be subject to a pro-rated reduction to account for payment only being due for days upon which this Agreement is in effect.

5.       Expense Reimbursement. The Company shall reimburse Consultant, promptly following Consultant’s request, for payment of all reasonable expenses in accordance with its work to provide the necessary Services to the Company, including travel expenses, in connection with the provision of the Services under this Agreement. An estimate of such expenses shall be provided to the Company by the consultant upon request.

6.       Term.

A.       Term. The term of this Agreement shall commence as of the date hereof and shall continue until the earlier of (i) the date that Consultant or its affiliates have sold 90% or more of their equity interest in the Company as of the date of this Agreement, (ii) the date of the closing of a sale, lease, or other disposition of all or substantially all of the Company’s assets, or (iii) the date of the closing of the Company’s merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction. Upon any event set forth in subparts (ii) or (iii) of the preceding sentence, Consultant will be entitled to a payout equal to one (1) year of additional management fees (i.e., $249,960.00).

B.       Early Termination. Notwithstanding the foregoing, (i) the Company may terminate this Agreement if Consultant defaults in the performance of any duty or obligation imposed upon it by this Agreement, which default shall continue without being cured for a period of ten (10) days after written notice of such default has been given to Consultant by the Company, and (ii) Consultant may terminate this Agreement if the Company defaults in the performance of any duty or obligation imposed upon it by this Agreement, which default shall continue without being cured for a period of ten (10) days after written notice of such default has been given to the Company by Consultant. For sake of clarity, this paragraph assumes that ten (10) days is sufficient time for cure of such default. In the event ten (10) days is not enough time, Company and Consultant will, in reasonable good faith, establish an appropriate cure period.

7.       Mutual Representations and Warranties. Each of the parties hereto hereby represents and warrants to the other that (a) it is validly existing and in good standing under the laws of the jurisdiction of its formation, (b) it is qualified to do business and in good standing in each jurisdiction in which a failure to be so qualified may have a material adverse effect upon its business operations or financial condition, (c) the agreements herein contained are authorized by all necessary corporate or member action, are binding and enforceable against it and will not violate any agreement, or applicable law, regulation or decree, (d) the representative executing this Agreement on such party’s behalf is duly authorized to execute this Agreement and to bind such party to the terms and conditions set forth herein, and (e) it has obtained any and all licenses, permits and consents necessary to enter into this Agreement and perform its duties and obligations hereunder except where the failure to obtain any such license, permit or consent would not have a material adverse effect on either party or the transactions contemplated hereby.

8.       Limits of Consultant’s Responsibility.

(a)       Consultant assumes no responsibility under this Agreement other than to render the Services called for hereunder in good faith and shall not be responsible for any action of the board of directors of the Company (the “Board”) in following or declining to follow any guidance or recommendation of Consultant.

(b)       Neither Consultant nor its partners, directors, managers, officers, members, employees, agents and affiliates will be liable to the Company, any of its affiliates, or the Company’s or any of its affiliates’ members or partners for any acts or omissions by Consultant, its partners, directors, managers, officers, members, employees, agents or affiliates under or in connection with this Agreement and the transactions contemplated hereby, except by reason of acts constituting fraud, willful misconduct, or gross negligence.

9.       Independent Contractor. Consultant shall for all purposes herein be deemed an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company

10.       Notices. All notices required or permitted hereunder shall be effective upon receipt if delivered in person, if sent by electronic transmission or if sent by overnight courier (such as FedEx) or ordinary, certified, or express mail, postage fully prepaid to the address specified in the introductory paragraph hereof or to such other address as may, from time to time, be designated in writing by the party to be notified.

11.       Choice of Law. This Agreement shall be governed by and construed under the laws of the State of Delaware applicable to contracts executed and performed entirely with that state and applicable federal law.

12.       Further Assurances. The parties hereby agree to execute and deliver any and all instruments reasonably requested by any other party to effectuate the agreements set forth herein.

13.       Special Provisions Concerning Effect of Agreement. Under no circumstances shall this Agreement be deemed or construed to (a) affect, alter or limit any of the parties’ agreements with any third parties; or (b) create a joint venture or partnership between the parties.

14.       Assignment; Binding Effect; Severability. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Should any provision of this Agreement be declared invalid or unenforceable for any reason, the remaining provisions hereof shall be remain in full force and effect.

15.       Entire Agreement; Amendments in Writing. This Agreement constitutes the entire agreement of the parties with respect to the matters set forth herein. No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the party to be charged.

16.       Interpretation. Section headings are for convenience only and shall not be construed as affecting the content. Words herein that indicate gender shall be read to indicate any gender and singular words shall be read to mean the plural and plural words shall be read to mean the singular, all as the context and sense may require.

17.       Counterparts. This Agreement may be executed in counterparts, including via facsimile or portable document format (PDF), each of which shall constitute an original, but all of which together shall constitute one and the same agreement.

[signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed this Management Services Agreement as of the date set forth above.

ROSE MANAGEMENT GROUP LLC

By:
Name:	Andrew Schweibold
Title:	Principal

By:
Name:	Jonathan Rosenthal
Title:	Principal

HELIX TCS, INC.

By:
Name:	Zachary Venegas
Title:	Chief Executive Officer

[SIGNATURE PAGE TO MANAGEMENT SERVICES AGREEMENT]